Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: July 19, 2017
For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC.
ANNOUNCES INCREASED CASH DIVIDEND

Catskill, NY – July 19, 2017.  Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved a quarterly cash dividend of $0.0975 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.39 per share which represents a 2.6% increase from the previous annual cash dividend rate of $0.38 per share.

The cash dividend for the quarter ended June 30, 2017 will be paid to shareholders of record as of August 15, 2017, and is expected to be paid on or about August 31, 2017.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company which owns 54.2% of the Company’s outstanding common shares.  The MHC is waiving its receipt of this dividend.  The MHC received the approval of its members (depositors of The Bank of Greene County) and the non-objection of the Federal Reserve Bank of Philadelphia to waive the MHC’s receipt of quarterly cash dividends aggregating up to $0.40 per share to be declared by the Company for the four quarters that end on June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018.

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Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  The Banks serve the market area currently concentrated around the areas within the Hudson Valley Region of New York.

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